Exhibit 107
Calculation of Filing Fee Table
Form
S-3
(Form Type)

MARATHON PETROLEUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Fees to be Paid	1	Debt	5.150% Senior Notes due 2030	457(r)	$1,100,000,000	99.644%	$1,096,084,000	0.00015310	$167,810.46

	2	Debt	5.700% Senior Notes due 2035	457(r)	$900,000,000	99.889%	$899,001,000	0.00015310	$137,637.05

Fees Previously Paid

Carry Forward Securities

	Total Offering Amounts						$1,995,085,000		$305,447.51

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due								$305,447.51

Offering Note

(1)
This filing fee table shall be deemed to update the “Calculation of Filing Fee Tables” included as Exhibit 107 to the Company’s Registration Statement on
Form S-3 (File No.
333-27190
7) in
accordance with Rules 456(b) and 457(r) under the Securities Act of
1933
.

(2)	Same as Footnote 1.
Narrative Disclosure
The maximum aggregate amount of the securities to which the prospectus relates is $2,000,000,000. The maximum aggregate offering price of the securities to which the prospectus relates is $1,995,085,000. The prospectus is a final prospectus for the related offering.

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